As filed with the Securities and Exchange Commission on December 23, 2002 File No. 333-________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUPERCONDUCTOR TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0158076
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

460 Ward Drive, Santa Barbara, California 93111-2310
(Address of Principal Executive Offices) (Zip Code)

Conductus 2001 Stock Option Plan
(Full Title of the Plan)

With a copy to:
M. Peter Thomas	Daniel G. Christopher, Esq
President and Chief Executive Officer	GUTH \ CHRISTOPHER, LLP
460 Ward Drive	10866 Wilshire Boulevard, Suite 1250
Santa Barbara, California 93111-2310	Los Angeles, California 90024
(Name and Address of Agent For Service)

(805) 690-4500	(310) 234-6922
(Telephone Number, Including Area Code,
of Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title Of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount Of
To Be	To Be	Price Per	Offering	Registration
Registered	Registered(1)	Share(2)	Price	Fee

Common Stock, $.001 par value	1,673,582	$7.609	$12,735,037	$1,172

(1)	Plus such additional number of shares as may be required pursuant to the terms of the Conductus 2001 Stock Option Plan, in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock.

(2)	The Proposed Maximum Offering Price per Share was estimated pursuant to Rule 457(h) under the Securities Act for shares which are subject to outstanding options to purchase Common Stock under the Conductus 2001 Stock Option Plan by reference to the exercise price of such options. The weighted average exercise price of the Shares all of which are subject to outstanding options under the Conductus 2001 Stock Option Plan is $7.609 per Share.

EXPLANATORY NOTE

This Registration Statement is being filed by the Registrant pursuant to its obligation to assume the outstanding options issued under the Conductus 2001 Stock Option Plan. This assumption obligation arose in connection with the merger of Conductus, Inc. into a wholly owned subsidiary of Registrant as described in the Agreement and Plan of Merger dated October 10, 2002 between the parties.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed by us with the SEC are incorporated herein by reference:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2001, which is our latest annual report filed pursuant to Section 13(a) of the Securities Act, that contains audited financial statements for our latest fiscal year for which such statements have been filed;

(b) Our reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act since the date of the fiscal year covered by our latest annual report;

(c) The description of our Common Stock set forth in our Registration Statement on Form 8-A filed with the SEC on January 4, 1993.

     In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

     Any statement contained in a document deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not Applicable.

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Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the “Delaware Law”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

     The Registrant is presently subject to Section 2115 of the California Corporations Code (the “California Code”), according to which Section 317 of the California Code applies to the indemnification of officers and directors of the Registrant. Under Section 317 of the California Code, permissible indemnification by a corporation of its officers and directors is substantially the same as permissible indemnification under Section 145 of the Delaware Law, except that (i) permissible indemnification does not cover actions the person reasonably believed were not opposed to the best interests of the corporation, as opposed to those the person believed were in fact in the best interests of the corporation, (ii) the Delaware Law permits advancement of expenses to agents other than officers and directors only upon approval of the board of directors, (iii) in a case of stockholder approval of indemnification, the California Code requires certain minimum votes in favor of such indemnification and excludes the vote of the potentially indemnified person, and (iv) the California Code only permits independent counsel to approve indemnification if an independent quorum of directors is not obtainable, while the Delaware Law permits the directors in any circumstances to appoint counsel to undertake such determination.

     Section 145 of the Delaware Law and Section 317 of the California Code provide that they are not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. The limitation of liability contained in the Registrant’s Certificate of Incorporation and the indemnification provision included in the Registrant’s bylaws are consistent with Delaware Law Sections 102(b)(7) and 145 and California Code Section 317. The Registrant has purchased directors and officers liability insurance.

     Section 145 of the Delaware Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Registrant’s Certificate of Incorporation and the Registrant’s Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. In addition, the Registrant has entered into indemnification agreements with its officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

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Item 8. Exhibits.

Exhibit No.	Description

4.1(a)	Specimen of Common Stock Certificate (1)
4.2(a)	Conductus 2001 Stock Option Plan
5.1	Legal Opinion of Guth \ Christopher LLP
23.1	Consent of Guth \ Christopher LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP

(1)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 (File. No. 33-56714).

Item 9. Undertakings.

(a)	Rule 415 Offering. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors,

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officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonably grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on this 23rd day of December, 2002.

SUPERCONDUCTOR TECHNOLOGIES INC.

By: /s/ M. Peter Thomas

M. Peter Thomas
President and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M. Peter Thomas and Martin S. McDermut as attorneys-in-fact, with power of substitution, in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ M. Peter Thomas M. Peter Thomas	President, Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2002

/s/ Charles E. Shalvoy Charles E. Shalvoy	Executive Vice President, President of Conductus Subsidiary and Director	December 23, 2002

/s/ Martin S. McDermut Martin S. McDermut	Senior Vice President, Finance, Chief Financial Officer and Secretary (Principal Financial Officer)	December 23, 2002

/s/ William J. Buchanan William J. Buchanan	Controller (Principal Accounting Officer)	December 23, 2002

/s/ H. Vaughan Blaxter, III H. Vaughan Blaxter, III	Director	December 23, 2002

/s/ Robert P. Caren Robert P. Caren	Director	December 23, 2002

/s/ E. Ray Cotten E. Ray Cotton	Senior Vice President, Business Development and Chief Marketing Officer and Director	December 23, 2002

/s/ Dennis J. Horowitz Dennis J. Horowitz	Director	December 23, 2002

Signature	Title	Date

/s/ Martin A. Kaplan Martin A. Kaplan	Director	December 23, 2002

/s/ John D. Lockton John D. Lockton	Chairman	December 23, 2002

/s/ Robert J. Majteles Robert J. Majteles	Director	December 23, 2002

/s/ Joseph C. Manzinger Joseph C. Manzinger	Director	December 23, 2002

J. Robert Schrieffer	Director

/s/ David L. Short David L. Short	Director	December 23, 2002

EXHIBIT INDEX

Exhibit No.	Description

4.1(a)	Specimen of Common Stock Certificate (1)
4.2(a)	Conductus 2001 Stock Option Plan
5.1	Legal Opinion of Guth \ Christopher LLP
23.1	Consent of Guth \ Christopher LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP

(1)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 (File No. 33-56714).

Exhibit 4.2(a)

CONDUCTUS, INC.

2001 STOCK OPTION/STOCK ISSUANCE PLAN

(effective May 24, 2001)

CONDUCTUS, INC.

2001 STOCK OPTION/STOCK ISSUANCE PLAN

SECTION 1. INTRODUCTION.

The Company’s Board of Directors adopted the Conductus, Inc. 2001 Stock Option/Stock Issuance Plan on January 31, 2001, and the Company’s stockholders approved it on May 24, 2001.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by offering Participants an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, and to encourage such selected persons to continue to provide services to the Company and to attract new individuals with outstanding qualifications.

The Plan seeks to achieve this purpose by providing for the Award of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options) and Restricted Stock to the Participants.

The Plan serves as the successor to the Company’s 1987 Stock Option Plan (the “1987 Plan”), 1989 Stock Option Plan (the “1989 Plan”) and 1992 Stock Option/Stock Issuance Plan (the “1992 Plan” and collectively with the 1987 and 1989 Plans, the “Predecessor Plans”), and no further Awards or Restricted Stock shall be made under the Predecessor Plans after this Plan becomes effective. This Plan shall become effective immediately upon its approval by the Company’s stockholders. All Awards outstanding under the Predecessor Plans have been incorporated into this Plan and shall accordingly be treated as outstanding Options under this Plan.

The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions). Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or the applicable Stock Option or Restricted Stock Agreement.

SECTION 2. DEFINITIONS.

     (a)  “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual’s “Service,” this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.

     (b)  “Award” means any award of an Option or Restricted Stock under the Plan.

     (c) “Board” means the Board of Directors of the Company, as constituted from time to time.

     (d)  “Change In Control” except as may otherwise be provided in the Stock Option Agreement, means the occurrence of any of the following:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who in the aggregate owned less than 25% of the Company’s combined voting power represented by the Company’s outstanding securities immediately prior to such merger, consolidation or other reorganization;

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members (rounded up to the next whole number) cease, by reason of one or more proxy contests for the election of Directors, to be comprised of individuals who either (i) have been Directors continuously since the beginning of such period or (ii) have been elected or nominated for election as Directors during such period by at least a majority of the Directors described in clause (i) who were still in office at the time such election or nomination was approved by the Board;

(iv) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (iv), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(A) A trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company;

(B) A corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company; and

(C) The Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

     (e)  “Code” means the Internal Revenue Code of 1986, as amended.

     (f)  “Committee” means a committee consisting of one or more members of the Board that is appointed by the Board (as described in Section 3) to administer the Plan.

     (g)  “Common Stock” means the Company’s common stock.

     (h)  “Company” means Conductus, Inc., a Delaware corporation.

     (i)  “Consultant” means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate other than as an Employee or Director or Non-Employee Director.

     (j)  “Director” means a member of the Board.

     (k)  “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

     (l)  “Employee” means any individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

     (m)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     (n)  “Exercise Price” means the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.

     (o)  “Fair Market Value” means the market price of Shares, determined by the Committee as follows:

(i) If the Shares were traded over-the-counter on the date in question but were not classified as a national market issue, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the NASDAQ system prior to the occurrence of the event;

(ii) If the Shares were traded over-the-counter on the date in question and were classified as a national market issue, then the Fair Market Value shall be equal to the last transaction price quoted by the NASDAQ system prior to the occurrence of the event;

(iii) If the Shares were traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the last closing price reported by the applicable composite transactions report prior to the occurrence of the event; and

(iv) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the
      Wall Street Journal. Such determination shall be conclusive and binding on all persons.

     (p)  “Grant” means any grant of an Option under the Plan.

     (q)  “Incentive Stock Option” or “ISO” means an incentive stock option described in Code section 422(b).

     (r)  “Non-Employee Director” means a member of the Board who is not an Employee.

     (s)  “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

     (t)  “Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase Shares.

     (u)  “Optionee” means an individual, estate or other entity that holds an Option.

     (v)  “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

     (w)  “Participant” means an Employee, Director or Consultant who has been selected by the Committee to receive an Award under the Plan. “Participant” also means a Non-Employee Director who is eligible to receive an Option pursuant to Section 10.

     (x)  “Plan” means this Conductus, Inc. 2001 Stock Option Plan as it may be amended from time to time.

     (y)  “Restricted Stock” means a Share awarded under the Plan pursuant to Section 8.

     (z)  “Restricted Stock Agreement” means the agreement described in Section 8 evidencing each Award of Restricted Stock.

     (aa)  “Securities Act” means the Securities Act of 1933, as amended.

     (bb)  “Service” means service as an Employee, Director or Consultant.

     (cc)  “Share” means one (1) share of Common Stock.

     (dd)  “Stock Option Agreement” means the agreement described in Section 6 evidencing each Grant of an Option.

     (ee)  “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

     (ff)  “10-Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its subsidiaries. In determining stock ownership, the attribution rules of section 424(d) of the Code shall be applied.

SECTION 3. ADMINISTRATION.

     (a)  Committee Composition. A Committee appointed by the Board shall administer the Plan. The Board shall designate one of the members of the Committee as chairperson. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

The Committee shall consist of those individuals who shall satisfy the requirements of Rule 16b-3 (or its successor) under the Exchange Act with respect to Options to persons who are officers or directors of the Company under Section 16 of the Exchange Act. The Board may also appoint one or more separate committees of the Board, each composed of one or more Directors who need not qualify under Rule 16b-3. Such separate committee(s) may, subject to any limitations on its authority imposed by the Committee or the Board, administer the Plan with respect to Participants who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Participants and may determine all terms of such Awards.

     (b)  Authority of the Committee. Subject to the provisions of the Plan, and any limitations on its authority imposed by the Board, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:

(i)	selecting Participants who are to receive Awards under the Plan;
(ii)	determining the type, number, vesting requirements and other features and conditions of such Awards;
(iii)	interpreting the Plan; and
(iv)	making all other decisions relating to the operation of the Plan.

The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

     (c)  Indemnification. Each member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Stock Option or Restricted Stock Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4. ELIGIBILITY.

     (a)  General Rules. Only Employees, Directors and Consultants shall be eligible for designation as Participants by the Committee.

     (b)  Incentive Stock Options. Only Participants who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Participant who is a 10-Percent Stockholder shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(5) of the Code are satisfied.

SECTION 5. SHARES SUBJECT TO PLAN.

     (a)  Basic Limitation. The stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares reserved for issuance under the Plan shall not exceed the number of Shares available for issuance under the 1992 Plan immediately prior to the effective date of this Plan, subject to adjustment pursuant to Section 9. Beginning on January 1, 2002, the number of Shares available for issuance shall automatically be increased by an amount, rounded to the nearest whole share (the “Annual Increase Shares”), equal to four percent (4%) of the aggregate number of Shares outstanding as of such date (“Outstanding Shares”) or such lessor number of Shares as determined by the Board; provided that, with respect to each such increase effective on the first day of each fiscal year of the Company beginning on January 1, 2002, the number of Annual Increase Shares shall be reduced by the number of Shares subject to the Plan that are not then-issued and are not subject to the then-outstanding Options as of such effective date (the “Available Shares”), provided that, no reduction shall be made if the Available Shares are equal to one percent (1%) or less of the aggregate number of Outstanding Shares as of such effective date. In no event may one individual participating in the Plan be granted Options for more than 750,000 Shares per calendar year, subject to adjustment from time to time in accordance with Section 9.

     (b)  Additional Shares. If Options are forfeited or terminate for any other reason before being exercised (including outstanding Options under the Predecessor Plans), then such Options shall again become available for Grants under the Plan.

     (c) Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be applied against the number of Options available for Grants.

SECTION 6. TERMS AND CONDITIONS OF OPTIONS.

     (a)  Stock Option Agreement. Each Grant under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. A Stock Option Agreement may provide that new Options will be granted automatically to the Optionee when he or she exercises the prior Options. The Stock Option Agreement shall also specify whether the Option is an ISO or an NSO.

     (b)  Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 9.

     (c)  Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement, however, the Exercise Price of an ISO shall not be less than 100% of the Fair Market Value (110% for 10-Percent Stockholders) of a Share on the date of Grant.

     (d)  Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify its term, which, in the case of an ISO, shall not exceed ten (10) years (five (5) years for 10-Percent Stockholders). No Option can be exercised after the expiration date provided in the applicable Stock Option Agreement. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. A Stock Option Agreement may permit an Optionee to exercise an Option before it is vested, subject to the Company’s right of repurchase over any Shares acquired under the unvested portion of the Option (an “early exercise”), which right of repurchase shall lapse at the same rate the Option would have vested had there been no early exercise. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option.

     (e)  Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

     (f)  Transferability of Options. Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent permitted by applicable law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only or by the guardian or legal representative of the Optionee. No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

     (g)  Restrictions on Transfer. Any Shares issued upon exercise of an Option shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law.

SECTION 7. PAYMENT FOR OPTION SHARES.

     (a)  General Rule. The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased, except as follows:

(i) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 7.

(ii) In the case of an NSO granted under the Plan, the Committee may in its discretion, at any time accept payment in any form(s) described in this Section 7.

     (b)  Surrender of Stock. To the extent that this Section 7(b) is applicable, payment for all or any part of the Exercise Price may be made with Shares which have already been owned by the Optionee for such duration as shall be specified by the Committee. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

     (c)  Promissory Note. To the extent that this Section 7(c) is applicable, payment for all or any part of the Exercise Price may be made with a full-recourse promissory note.

     (d)  Other Forms of Payment. To the extent that this Section 7(d) is applicable, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

SECTION 8. TERMS AND CONDITIONS FOR AWARDS OF RESTRICTED STOCK.

     (a)  Time, Amount and Form of Awards. Awards under the Plan may be granted in the form of Restricted Stock.

     (b)  Restricted Stock Agreement. Each Award of Restricted Stock under the Plan shall be evidenced by a Restricted Stock Agreement between the Participant and the Company. Such Award shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Restricted Stock Agreement. Nothing in this

Plan shall be construed as prohibiting the Committee from granting Shares under this Section 8 that are fully vested at the time of their grant. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

     (c)  Payment for Restricted Stocks. Restricted Stock may be issued with or without cash consideration under the Plan.

     (d)  Vesting Conditions. Each Award of Restricted Stock shall become vested, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events.

     (e)  Assignment or Transfer of Restricted Stocks. Except as provided in Section 13, or in a Restricted Stock Agreement, or as required by applicable law, Restricted Stock granted under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 8(e) shall be void. However, this Section 8(e) shall not preclude a Participant from designating a beneficiary who will receive any outstanding Restricted Stocks in the event of the Participant’s death, nor shall it preclude a transfer of Restricted Stocks by will or by the laws of descent and distribution. In the event of such a permitted transfer of Restricted Stock, the person or entity receiving such Shares shall be treated as a Participant under the Plan.

     (f)  Voting and Dividend Rights. The holders of Restricted Stock awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Stock invest any cash dividends received in additional Restricted Stock. Such additional Restricted Stock shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid. Such additional Restricted Stock shall not reduce the number of Shares available under Section 5.

SECTION 9. PROTECTION AGAINST DILUTION.

     (a)  Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of:

(i) the number of Shares available for future Awards under Section 5;

(ii) the number of Options granted as Automatic Option Grants under Section 10;

(iii) the number of Shares covered by each outstanding Award; or

(iv) the Exercise Price under each outstanding Option.

     (b)  Optionee Rights. Except as provided in this Section 9, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

SECTION 10. AUTOMATIC OPTION GRANTS TO NON-EMPLOYEE DIRECTORS.

     (a)  Grant of Automatic Options. Non-Employee Directors shall automatically be granted NSOs (the “Automatic Option Grants”) to purchase the number of shares of Common Stock set forth below (subject to adjustment under Section 9) on the dates set forth below:

(i) Initial Grants. A person who is first elected by the stockholders or appointed by the Board as a Non-Employee Director (and who is not already a Director) shall, on the date such person becomes a Non-Employee Director (or, if later, on the next trading day), automatically receive an Option to purchase twenty-four thousand (24,000) Shares of Common Stock. (Options granted under this Section 10(a)(i) are referred to as “Initial Automatic Option Grants.”)

(ii) Annual Grants. On the date of each Annual Stockholders’ Meeting, commencing on the effective date of this Plan, each individual who thereafter will continue serving as a Non-Employee Director and who has so served for not less than ninety (90) days shall, on that date, automatically be granted an NSO to purchase eight thousand (8,000) Shares of Common Stock. (Options granted under this Section 10(a)(ii) are referred to as “Annual Automatic Option Grants.”)

     (b)  Terms and Conditions. The terms and conditions applicable to each Automatic Option Grant shall be as follows:

(i) Exercise Price. The Exercise Price per share shall be equal to one hundred percent (100%) of the Fair Market Value of one Share of Common Stock on the date of grant.

(ii) Term. The Options shall have terms of ten (10) years, measured from the date of grant, and shall be immediately exercisable. However, any non-vested Shares purchased under the Option shall be subject to repurchase by the Company, at the Exercise Price paid per Share, upon the Non-Employee Director’s cessation of Board service prior to vesting in those Shares.

(iii) Vesting. All Automatic Option Grants shall vest, and the Company’s repurchase right with respect to those Shares shall lapse, with respect to twenty-five percent (25%) of the Shares upon completion of twelve (12) months of Board service from the date of grant. Thereafter, the remainder of the Shares shall vest in thirty-six (36) equal monthly installments.

(iv) Payment. Upon exercise of the Option, the Exercise Price for the Shares shall become payable in accordance with any of the methods described in Section 7.

(v) Cessation of Board Service.

1.1.1. (A) In the event the Optionee ceases to provide services to the Company or its subsidiaries as a Director for any reason other than death or disability, each outstanding Option may be exercised, within the term of the Option, for a period of three (3) months after the date of such cessation to the extent that it was exercisable upon the date that such services cease.

1.1.2. (B) In the event the Optionee ceases to provide such services by reason of Disability, each outstanding Option may be exercised, within the term of the Option, for a period of twelve (12) months after the date of such cessation to the extent that it was exercisable upon the date that such services cease.

1.1.3. (C) Should a Non-Employee Director die while in service or during the three (3)-month period following his or her cessation of Board service, then each outstanding Option may be exercised, within the term of the Option, for a period of three (3) years following the date of the Optionee’s death.

     (c)  Effect Of A Change In Control On Automatic Option Grants.

(i) Change in Control. Notwithstanding the provisions set forth in Section 11(b) of the Plan, in connection with any Change in Control, the Shares of Common Stock at the time subject to each outstanding Option issued under this Section 10 but not otherwise vested shall automatically vest in full so that each such Option shall, immediately prior to the specified effective date for the Change in Control, become fully exercisable for all of the Shares of Common Stock at the time subject to that Option and may be exercised for all or any portion of such Shares as fully-vested Shares of Common Stock.

(ii) Hostile Take-Over. Upon the occurrence of a Hostile Take-Over (as defined below), the Optionee shall have a thirty (30)-day period in which to surrender to the Company each Automatic Option Grant held by him or her under this Plan for a period of at least six (6) months. The Optionee shall in return be entitled to a cash distribution from the Company in an amount equal to the excess of (A) the Take-Over Price (as defined below) of the Shares of Common Stock at the time subject to the surrendered Option (whether or not the Optionee is otherwise at the time vested in those Shares) over (B) the aggregate Exercise Price payable for such Shares. Such cash distribution shall be paid within five (5) days following the surrender of the Option to the Company. No approval or consent of the Board shall be required in connection with such option surrender and cash distribution.

(iii) Definitions. For purposes of this Section 10, the following definitions shall be in effect:

1.1.4. (A) A “Hostile Take-Over” shall be deemed to occur in the event (1) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board does not recommend such stockholders to accept and (2) more than fifty percent (50%) of the securities so acquired in such tender or exchange offer are accepted from holders other than officers and directors of the Company subject to the short-swing profit restrictions of Section 16 of the 1934 Act.

1.1.5. (B) The “Take-Over Price” per Share shall be deemed to be equal to the greater of (1) the Fair Market Value per Share on the date of cancellation, or (2) the highest reported price per share paid in effecting such Hostile Take-Over.

(iv) Reuse of Shares. The Shares of Common Stock subject to any Option cancelled for an appreciation distribution pursuant to this Section 10 shall not be available for subsequent Option grants under the Plan.

     (d)  Non Transferability. During the lifetime of the Optionee, each Automatic Option Grant, together with the limited stock appreciation right pertaining to such Option, shall be exercisable only by the Optionee and shall not be assignable or transferable by the Optionee other than a transfer of the Option effected by will or by the laws of descent and distribution following the Optionee’s death.

SECTION 11. EFFECT OF A CHANGE IN CONTROL.

     (a)  Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with or without consideration, in all cases without the consent of the Participant.

     (b)  Acceleration. Except as otherwise provided in Section 10, or in the applicable Stock Option or Restricted Stock Agreement, in the event that a Change in Control occurs with respect to the Company and the applicable agreement of merger or reorganization provides for assumption or continuation of Awards pursuant to Section 11(a), or the Awards otherwise continue, no acceleration of vesting shall occur. In the event that a Change in Control occurs with respect to the Company and there is no assumption or continuation of Awards, all Awards shall vest and become immediately exercisable.

SECTION 12. LIMITATIONS ON RIGHTS.

     (a)  Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Consultant or Director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any).

     (b)  Stockholder’s Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Award prior to the issuance of a stock certificate for such Shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such certificate is issued, except as expressly provided in Section 9.

     (c)  Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

SECTION 13. WITHHOLDING TAXES.

     (a)  General. A Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

     (b)  Share Withholding. If a public market for the Company’s Shares exists, the Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the Securities and Exchange Commission.

SECTION 14. DURATION AND AMENDMENTS.

     (a)  Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its approval by the Company’s stockholders. The Plan shall terminate on the date that is ten (10) years after its approval by the stockholders and may be terminated on any earlier date pursuant to Section 14(b). Prior to the effective date of this Plan, the Company may continue to issue awards under the 1992 Plan in accordance with the terms of that Plan.

     (b)  Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. The termination of the Plan, or any amendment thereof, shall not affect any Option previously granted under the Plan. No Options shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

SECTION 15. EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to execute this Plan on behalf of the Company.

CONDUCTUS, INC

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